EXHIBIT 23.2

CONSENT OF CLANCY WENDT, P.GEO.

I refer to the technical report prepared by Pincock, Allen and Holt entitled “The Geology and Exploration Potential of the Don Fippi Project, Chihuahua State, Mexico” dated November 19, 2002 (the “Technical Report”) that is referenced in the Annual Information Form (“AIF”) of MAG Silver Corp. for the fiscal year ended December 31, 2008 incorporated herein as Exhibit 99.1 to this Annual Report on Form 40-F to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.  I was responsible for preparing and certifying the Technical Report.

I hereby consent to references to my name and to the use of the Technical Report within the AIF incorporated herein to this Annual Report on Form 40-F.

Sincerely,

/s/ “Clancy Wendt”
Clancy Wendt, P.Geo.
Former Principal Geologist, Pincock Allen & Holt

Reno, Nevada, U.S.A.
March 11, 2009.